                                                                      Exhibit 11

               DSC COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                       Computation of Income per Share
                                (In thousands)
                                 (Unaudited)


The following table sets forth the computation of shares used in the calculation of income per share for the three months and nine months ended September 30, 1995 and 1994.




Average Shares Used in Income per Share Calculation:

                                             Three Months Ended         Nine Months Ended
                                                September 30,              September 30,
                                            ---------------------      ---------------------
                                              1995         1994          1995        1994
                                            --------      -------      --------     -------
 Weighted average
  shares outstanding
  during the period.....................      115,011       112,684      114,445     111,850
 Common share equivalents
  outstanding:
  Options and warrants
    issued and
    contingently issuable...............        5,284         5,452        5,217       6,309
  Assumed purchase of
    treasury shares.....................       (1,627)       (1,316)      (1,716)     (1,545)
                                            ---------     ---------    ---------   ---------
 Weighted average shares
  used in calculation...................      118,668       116,820      117,946     116,614
                                            =========     =========    =========   =========


Fully diluted income per share is not shown since the dilutive effect is less than three percent for the three months and nine months ended September 30, 1995 and 1994.